The Bond Fund of America

December 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$499,382
Class B	$5,259
Class C	$30,981
Class F1	$28,234
Class F2	$11,145
Total	$575,001
Class 529-A	$23,025
Class 529-B	$439
Class 529-C	$6,374
Class 529-E	$1,141
Class 529-F1	$1,662
Class R-1	$1,050
Class R-2	$11,420
Class R-3	$17,155
Class R-4	$12,573
Class R-5	$7,761
Class R-6	$23,032
Total	$105,632

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2943
Class B	$0.1998
Class C	$0.1943
Class F1	$0.2899
Class F2	$0.3248
Class 529-A	$0.2826
Class 529-B	$0.1844
Class 529-C	$0.1858
Class 529-E	$0.2544
Class 529-F1	$0.3109
Class R-1	$0.1990
Class R-2	$0.2021
Class R-3	$0.2549
Class R-4	$0.2950
Class R-5	$0.3321
Class R-6	$0.3387

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,523,470
Class B	20,699
Class C	35,422
Class F1	77,453
Class F2	37,656
Total	1,694,700
Class 529-A	76,344
Class 529-B	1,892
Class 529-C	31,263
Class 529-E	4,151
Class 529-F1	4,993
Class R-1	4,707
Class R-2	51,301
Class R-3	60,329
Class R-4	39,058
Class R-5	18,225
Class R-6	90,987
Total	383,250

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.40
Class B	$12.40
Class C	$12.40
Class F1	$12.40
Class F2	$12.40
Class 529-A	$12.40
Class 529-B	$12.40
Class 529-C	$12.40
Class 529-E	$12.40
Class 529-F1	$12.40
Class R-1	$12.40
Class R-2	$12.40
Class R-3	$12.40
Class R-4	$12.40
Class R-5	$12.40
Class R-6	$12.40